Exhibit 99.1

Contact:	Dean J. Brydon, CEO Jonathan A. Fischer, President & COO Marci A. Basich, CFO (360) 533-4747 www.timberlandbank.com

Timberland Bancorp Reports First Fiscal Quarter Net Income of $8.2 Million

•	EPS Increases 21% to $1.04 from $0.86 for the Comparable Quarter One Year Ago
•	Quarterly Return on Average Assets of 1.60%
•	Quarterly Return on Average Equity of 12.33%
•	Quarterly Net Interest Margin Increases to 3.85%
•	Announces a 4% Increase in the Quarterly Cash Dividend

HOQUIAM, WA – January 26, 2026 – Timberland Bancorp, Inc. (NASDAQ: TSBK) (“Timberland” or “the Company”), the holding company for Timberland Bank (the “Bank”), today reported net income of $8.22 million, or $1.04 per diluted common share for the quarter ended December 31, 2025.  This compares to net income of $6.86 million, or $0.86 per diluted common share for the comparable quarter one year ago, and $8.45 million, or $1.07 per diluted common share, for the preceding quarter.

“Timberland delivered strong profitability this quarter, demonstrating the fundamental strength and resilience of our business model,” stated Dean Brydon, Chief Executive Officer.  “In the first quarter, net income increased 20% from a year ago, with earnings per share up 21%, reflecting our disciplined approach to growth and operation efficiency.  Compared to the prior quarter, net income was down 3%, largely due to a $1.04 million bank owned life insurance (“BOLI”) benefit claim realized during the prior quarter.  However, when adjusted for the one-time BOLI impact, net income and earnings per share increased by approximately 11% over the prior quarter.”

“As a result of Timberland’s strong earnings and capital position, our Board of Directors announced a 4% increase to the quarterly cash dividend to shareholders to $0.29 per share, payable on February 27, 2026, to shareholders of record on February 13, 2026,” stated Jonathan Fischer, President and Chief Operating Officer.  “This represents the 53rd consecutive quarter Timberland will have paid a cash dividend and demonstrates the Board’s continued confidence in our long-term outlook.”

“Our strong quarterly results reflect several positive trends across our business,” said Marci Basich, Chief Financial Officer.  “We continued to see expansion in our net interest margin, which increased three basis points from the prior quarter and 21 basis points year-over-year.  The current quarter included additional non-accrual interest and late fees collected, which increased the margin by approximately 6 basis points.  Our balance sheet positioning and proactive deposit pricing strategies successfully offset the headwinds from recent Federal Reserve rate cuts and the resulting lower rate environment.  Total deposits decreased 1% from the prior quarter and increased 5% year-over-year, with a portion of the quarterly decrease due to a reduction in brokered deposits.  Going forward, our focus remains on preserving a diversified funding mix and sustaining stable margin performance.”

“We're taking a disciplined approach to balance sheet expansion in the current environment, prioritizing quality and returns over volume,” Brydon continued.  “Net loans decreased slightly during the quarter primarily due to an increase in loan payoffs.  Credit quality remains an area we continue to monitor closely, though performance across the portfolio remains solid with net recoveries of $18,000 for the quarter.  The non-performing assets (“NPA”) ratio remained flat at 0.23% at December 31, 2025, compared to the prior quarter end, and loans graded “Substandard” decreased significantly during the period.  We remain confident in the overall health of our loan portfolio and our disciplined approach to credit risk management.”

“We are pleased to announce that we officially opened our new full-service branch in University Place on January 12, 2026.  University Place is near Tacoma, WA and the new branch is located between our Gig Harbor and Tacoma branches. This strategic expansion positions us to deepen our presence in a dynamic market and build stronger commercial banking relationships with the businesses driving growth in this community,” said Fischer.

Timberland Fiscal Q1 2026 Earnings
January 26, 2026

Earnings and Balance Sheet Highlights (at or for the periods ended December 31, 2025, compared to December 31, 2024, or September 30, 2025):

   Earnings Highlights:
•	EPS increased 21% to $1.04 for the current quarter from $0.86 for the comparable quarter one year ago and decreased 3% from $1.07 for the preceding quarter;
•
Net income increased 20% to $8.22 million for the current quarter from $6.86 million for the comparable quarter one year ago and decreased 3% from $8.45 million for the preceding quarter (which included a $1.04 million BOLI benefit claim);

•	Return on average equity (“ROE”) and return on average assets (“ROA”) for the current quarter were 12.33% and 1.60%, respectively;
•	Net interest margin (“NIM”) for the current quarter increased to 3.85% from 3.82% for the preceding quarter and 3.64% for the comparable quarter one year ago; and
•	The efficiency ratio for the current quarter improved to 52.65% from 53.18% for the preceding quarter and 56.27% for the comparable quarter one year ago.

  Balance Sheet Highlights:
•	Total assets decreased slightly, less than 1%, from the prior quarter and increased 5% year-over-year;
•	Net loans receivable decreased slightly, less than 1% from the prior quarter and increased 3% year-over-year;
•	Total deposits decreased 1% from the prior quarter and increased 5% year-over-year;
•	Total shareholders’ equity increased 2% from the prior quarter and increased 8% year-over-year; 29,303 shares of common stock were repurchased during the current quarter for $1.01 million;
•	Non-performing assets to total assets ratio was 0.23% at December 31, 2025, compared to 0.23% at September 30, 2025, and 0.16% at December 31, 2024;
•	Book and tangible book (non-GAAP) values per common share increased to $34.06 and $32.11 respectively, at December 31, 2025; and
•
Liquidity (both on-balance sheet and off-balance sheet) remained strong at December 31, 2025, with only $20 million in borrowings and additional secured borrowing line capacity of $761 million available through the Federal Home Loan Bank (“FHLB”) and the Federal Reserve.

Operating Results

Operating revenue (net interest income before the provision for credit losses plus non-interest income) for the current quarter decreased 3% to $21.71 million from $22.49 million for the preceding quarter and increased 10% from $19.67 million for the comparable quarter one year ago.  The decrease in operating revenue compared to the preceding quarter was primarily due to a decrease in non-interest income, and to a lesser extent, a decrease in interest income from investment securities, which was partially offset by an increase in interest income on loans receivable and on interest bearing deposits in banks.  Non-interest income was higher in the quarter ended September 30, 2025, primarily due to a $1.04 million BOLI death benefit claim recorded during the quarter.

Net interest income increased $554,000, or 3%, to $18.95 million for the current quarter from $18.40 million for the preceding quarter and increased $1.98 million, or 12%, from $16.97 million for the comparable quarter one year ago.  The increase in net interest income compared to the preceding quarter was primarily due to a $43.49 million increase in the average balance of total interest-earning assets and a five-basis point decrease in the weighted average cost of interest-bearing liabilities.  These increases were partially offset by a $36.02 million increase in the average balance of interest-bearing liabilities and a one-basis point decrease in the weighted average yield of interest-bearing assets.

Timberland’s NIM for the current quarter improved to 3.85% from 3.82% for the preceding quarter and 3.64% for the comparable quarter one year ago.  The NIM for the current quarter was increased by approximately six basis points due to the collection of $282,000 in pre-payment penalties, non-accrual interest, and late fees, and the accretion of $9,000 of the fair value discount on acquired loans.  The NIM for the preceding quarter was increased by approximately two basis points due to the collection of $102,000 in pre-payment penalties, non-accrual interest, and late fees, and the accretion of $11,000 of the fair value discount on acquired loans.  The NIM for the comparable quarter one year ago was increased by approximately three basis points due to the collection of $115,000 in pre-payment penalties, non-accrual interest, and late fees, and the accretion of $8,000 of the fair value discount on acquired loans.

Timberland Fiscal Q1 2026 Earnings
January 26, 2026

Non-interest income decreased $1.33 million, or 32%, to $2.76 million for the current quarter from $4.09 million for the preceding quarter and increased $67,000, or 2%, from $2.70 million for the comparable quarter one year ago.  The decrease in non-interest income compared to the preceding quarter was primarily due to a decrease in BOLI net income (from a $1.04 million death benefit claim) and, to a lesser extent, smaller decreases in several other categories.

Total operating (non-interest) expenses for the current quarter decreased $528,000, or 4%, to $11.43 million from $11.96 million for the preceding quarter and increased $364,000, or 3%, from $11.07 million for the comparable quarter one year ago.  The decrease in operating expenses compared to the preceding quarter was primarily due to decreases in professional fees, loan administration and foreclosure, technology and communications, premises and fixed assets, and several expense recoveries on items in the other, net category.  These decreases were partially offset by an increase in salary and employee benefits expense and smaller increases in several other expense categories.  The efficiency ratio for the current quarter improved to 52.65% from 53.18% for the preceding quarter and 56.27% for the comparable quarter one year ago.

The provision for income taxes for the current quarter increased $240,000, or 13%, to $2.10 million from $1.86 million for the preceding quarter, primarily due to higher taxable income. Timberland’s effective income tax rate was 20.4% for the quarter ended December 31, 2025, compared to 18.1% for the quarter ended September 30, 2025, and 20.0% for the quarter ended December 31, 2024.  The lower effective income tax rate for the September 30, 2025 quarter was primarily due to a higher percentage of non-taxable income as a result of a BOLI benefit claim.

Balance Sheet Management

Total assets decreased $6.65 million, or less than 1%, during the quarter to $2.01 billion at December 31, 2025, from $2.01 billion at September 30, 2025, and increased $96.65 million, or 5%, from $1.91 billion one year ago.

Liquidity

Timberland has continued to maintain a strong liquidity position, both on-balance sheet and off-balance sheet.  Liquidity, as measured by the sum of cash and cash equivalents, CDs held for investment, and available for sale investment securities, was 18.9% of total liabilities at December 31, 2025, compared to 18.8% at September 30, 2025, and 15.0% one year ago.  Timberland also had secured borrowing line capacity of $761 million available through the FHLB and the Federal Reserve at December 31, 2025.  With a strong and diversified deposit base, only 18% of Timberland’s deposits were uninsured or uncollateralized at December 31, 2025.  (Note: This calculation excludes public deposits that are fully collateralized.)

Loans

Net loans receivable decreased $4.76 million, or less than 1%, during the quarter to $1.46 billion at December 31, 2025, from $1.46 billion at September 30, 2025, and increased $47.01 million, or 3%, from $1.41 billion at December 31, 2024.  The decrease during the quarter was primarily due to an $18.16 million decrease in construction loans, a $2.41 million decrease in land loans and smaller decreases in several other loan categories.  These decreases were partially offset by an $8.03 million increase in one- to four-family loans, a $4.56 million increase in multi-family loans, a $2.09 million increase in home equity and second mortgage loans and smaller increases in several other loan categories.

Timberland Fiscal Q1 2026 Earnings
January 26, 2026

Loan Portfolio
($ in thousands)

	December 31, 2025		September 30, 2025		December 31, 2024
	Amount	Percent	Amount	Percent	Amount	Percent
Mortgage loans:
One- to four-family (a)	$325,724	21%	$317,691	20%	$306,443	20%
Multi-family	212,331	14	207,767	13	177,861	12
Commercial	611,989	39	610,692	39	597,054	39
Construction - custom and
owner/builder	102,177	7	130,341	9	124,104	8
Construction - speculative one-to four-family	15,110	1	10,745	1	8,887	1
Construction - commercial	20,199	1	21,818	1	22,841	2
Construction - multi-family	65,856	4	45,660	3	48,940	3
Construction - land
development	2,387	--	15,324	1	15,977	1
Land	33,521	2	35,952	2	30,538	2
Total mortgage loans	1,389,294	89	1,395,990	89	1,332,645	88

Consumer loans:
Home equity and second
mortgage	52,569	3	50,479	3	48,851	3
Other	1,898	--	2,034	--	2,889	--
Total consumer loans	54,467	3	52,513	3	51,740	3

Commercial loans:
Commercial business
Loans	128,397	8	126,937	8	135,312	9
SBA PPP loans	20	--	58	--	204	--
Total commercial loans	128,417	8	126,995	8	135,516	9
Total loans	1,572,178	100%	1,575,498	100%	1,519,901	100%
Less:
Undisbursed portion of
construction loans in
process	(89,883)		(88,289)		(85,350)
Deferred loan origination
fees	(5,338)		(5,528)		(5,444)
Allowance for credit losses	(18,125)		(18,091)		(17,288)
Total loans receivable, net	$1,458,832		$1,463,590		$1,411,819
_______________________
(a)	Does not include one- to four-family loans held for sale totaling $3,736, $1,127, and $411 at December 31, 2025, September 30, 2025, and December 31, 2024, respectively.

Timberland Fiscal Q1 2026 Earnings
January 26, 2026

The following table provides a breakdown of commercial real estate (“CRE”) mortgage loans by collateral type as of December 31, 2025:

CRE Loan Portfolio Breakdown by Collateral
($ in thousands)

Collateral Type	Balance	Percent of CRE Portfolio	Percent of Total Loan Portfolio	Average Balance Per Loan	Non- Accrual
Industrial warehouses	$129,108	21%	8%	$1,317	$--
Medical/dental offices	84,338	14	5	1,240	--
Office buildings	68,132	11	4	811	304
Other retail buildings	53,059	9	3	596	--
Mini-storage	38,098	6	2	1,524	--
Hotel/motel	31,031	5	2	2,585	--
Restaurants	28,365	5	2	579	--
Gas stations/conv. stores	26,468	4	2	1,018	--
Churches	14,018	2	1	876	--
Nursing homes	13,379	2	1	2,230	--
Shopping centers	10,363	2	1	1,727	--
Mobile home parks	9,160	2	1	416	--
Additional CRE	106,470	17	7	783	--
Total CRE	$611,989	100%	39%	$961	$304

Timberland originated $73.06 million in loans during the quarter ended December 31, 2025, compared to $100.09 million for the preceding quarter and $72.07 million for the comparable quarter one year ago.  Timberland continues to originate fixed-rate one- to four-family mortgage loans, a portion of which are sold into the secondary market for asset-liability management purposes and to generate non-interest income.  During the current quarter, fixed-rate one- to four-family mortgage loans totaling $3.66 million were sold compared to $9.01 million for the preceding quarter and $2.31 million for the comparable quarter one year ago.

Investment Securities

Timberland’s investment securities and CDs held for investment decreased $7.34 million, or 3%, to $215.84 million at December 31, 2025, from $223.18 million at September 30, 2025. The decrease was primarily due to the maturities of U.S. Treasury Securities and scheduled amortization, and was partially offset by the purchase of additional U.S. government agency mortgaged-backed investment securities.

Deposits

Total deposits decreased $12.15 million, or 1%, during the quarter to $1.70 billion at December 31, 2025, from $1.72 billion at September 30, 2025, and increased $74.07 million, or 5%, from $1.63 billion at December 31, 2024.  The quarter’s decrease consisted of a $26.39 million decrease in non-interest-bearing deposit account balances, a $11.42 million decrease in certificate of deposit account balances and a $4.19 million decrease in savings account balances.  These decreases were partially offset by a $21.68 million increase in NOW account balances and an $8.16 million increase in money market account balances.

Timberland Fiscal Q1 2026 Earnings
January 26, 2026

Deposit Breakdown ($ in thousands)
	December 31, 2025		September 30, 2025		December 31, 2024
	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest-bearing demand	$404,300	24%	$430,685	25%	$402,911	25%
NOW checking	367,278	21	345,599	20	323,412	20
Savings	197,490	12	201,678	12	206,845	13
Money market	304,316	18	296,152	17	311,413	19
Certificates of deposit under $250	256,809	15	256,597	15	212,764	13
Certificates of deposit $250 and over	136,764	8	142,813	8	122,997	7
Certificates of deposit – brokered	37,525	2	43,111	3	50,074	3
Total deposits	$1,704,482	100%	$1,716,635	100%	$1,630,416	100%

Borrowings

Total borrowings were $20.00 million at both December 31, 2025 and September 30, 2025.  At December 31, 2025, the weighted average rate on the borrowings was 4.03%.

Shareholders’ Equity and Capital Ratios

Total shareholders’ equity increased $5.80 million, or 2%, to $268.41 million at December 31, 2025, from $262.61 million at September 30, 2025, and increased $19.21 million, or 8%, from $249.20 million at December 31, 2024.  The increase in shareholders’ equity during the quarter was primarily due to net income of $8.22 million, proceeds from stock option exercises of $562,000, and a $65,000 recovery of accumulated other comprehensive loss.  These increases to shareholders’ equity were partially offset by the payment of $2.21 million in dividends to shareholders and the repurchase of 29,303 shares of common stock for $1.01 million (an average price of $34.44 per share).  At December 31, 2025, Timberland had 307,977 shares available to be repurchased in accordance with the terms of its existing stock repurchase plan.

Timberland remains well capitalized with a total risk-based capital ratio of 21.26%, a Tier 1 leverage capital ratio of 12.61%, a tangible common equity to tangible assets ratio (non-GAAP) of 12.71%, and a shareholders’ equity to total assets ratio of 13.38% at December 31, 2025.  Timberland’s held to maturity investment securities were $133.26 million at December 31, 2025, with a net unrealized loss of $3.89 million (pre-tax).  Although not permitted by U.S. Generally Accepted Accounting Principles (“GAAP”), including these unrealized losses in accumulated other comprehensive income (loss) (“AOCI”) would result in a ratio of shareholders’ equity to total assets of 13.25%, compared to 13.38%, as reported.

Asset Quality
Timberland’s non-performing assets to total assets ratio was 0.23% at December 31, 2025, compared to 0.23% at September 30, 2025, and 0.16% at December 31, 2024.  Net recoveries totaled $18,000 for the current quarter compared to net charge-offs of less than $1,000 for the preceding quarter and net charge-offs of $242,000 for the comparable quarter one year ago.  During the current quarter, a $16,000 provision for credit losses on loans was made, which was offset by a $49,000 recapture of credit losses on unfunded commitments and a $2,000 recapture of credit losses on investment securities.  The allowance for credit losses (“ACL”) for loans as a percentage of loans receivable was 1.23% at December 31, 2025, compared to 1.22% at September 30, 2025, and 1.21% one year ago.

Total delinquent loans (past due 30 days or more) and non-accrual loans increased $397,000 or 7%, to $6.05 million at December 31, 2025, from $5.66 million at September 30, 2025, and increased $2.03 million, or 51%, from $4.02 million at December 31, 2024.  Non-accrual loans decreased $123,000 or 3%, to $4.28 million at December 31, 2025 from $4.41 million at September 30, 2025, and increased $1.55 million, or 57%, from $2.73 million at December 31, 2024.  Loans graded “Substandard” decreased $24.40 million, or 74%, to $8.40 million at December 31, 2025 from $32.80 million at September 30, 2025 primarily due to loan payoffs and upgrades.

Timberland Fiscal Q1 2026 Earnings
January 26, 2026

Non-Accrual Loans
($ in thousands)

	December 31, 2025		September 30, 2025		December 31, 2024
	Amount	Quantity	Amount	Quantity	Amount	Quantity
Mortgage loans:
One- to four-family	$1,988	2	$1,781	1	$47	1
Commercial	304	1	159	1	698	5
Construction – custom and
owner/builder	553	1	553	1	--	--
Total mortgage loans	2,845	4	2,493	3	745	6

Consumer loans:
Home equity and second
mortgage	356	4	602	4	587	3
Other	20	1	22	1	--	--
Total consumer loans	376	5	624	5	587	3

Commercial business loans	1,063	8	1,290	9	1,401	11
Total loans	$4,284	17	$4,407	17	$2,733	20

Timberland had two properties classified as other real estate owned (“OREO”) at December 31, 2025:

	December 31, 2025		September 30, 2025		December 31, 2024
	Amount	Quantity	Amount	Quantity	Amount	Quantity
Other real estate owned:
Commercial	$221	1	$221	1	$221	1
Land	--	1	--	1	--	1
Total mortgage loans	$221	2	$221	2	$221	2

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank.  The Bank opened for business in 1915 and primarily serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 24 branches (including its main office in Hoquiam).

Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements relate to our financial condition, results of operations, plans, objectives, future performance or business.  Forward-looking statements are not statements of historical fact, are based on certain assumptions and often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future economic performance. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated or implied by our forward-looking statements, including, but not limited to: potential adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company's business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession or slowed economic growth; continuing elevated levels of inflation and the impact of current and future monetary policies of the Board of Governors of the Federal Reserve System ("Federal Reserve") in response thereto; the effects of any federal government shutdown; credit risks of lending activities, including any deterioration in the housing and commercial real estate markets which may lead to increased losses and non-performing loans in our loan portfolio resulting in our ACL not being adequate to cover actual losses and thus requiring us to materially increase our ACL through the provision for credit losses; changes in general economic conditions,

Timberland Fiscal Q1 2026 Earnings
January 26, 2026

either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long-term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Federal Reserve and of our bank subsidiary by the Federal Deposit Insurance Corporation (“FDIC”), the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action against us or our bank subsidiary which could require us to increase our ACL, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements or restrictions on us, any of which could adversely affect our liquidity and earnings; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; legislative or regulatory changes that adversely affect our business including changes in banking, securities and tax law, in regulatory policies and principles, or the interpretation of regulatory capital or other rules; our ability to attract and retain deposits; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans in our consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform several of our critical processing functions; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our business strategies; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common stock; the quality and composition of our securities portfolio and the impact if any adverse changes in the securities markets, including on market liquidity; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board ("FASB"), including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, civil unrest and other external events on our business; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and other risks described elsewhere in this press release and in the Company's other reports filed with or furnished to the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management's beliefs and assumptions at the time they are made.  We do not undertake and specifically disclaim any obligation to publicly update or revise any forward-looking statements included in this press release to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this document might not occur and we caution readers not to place undue reliance on any forward-looking statements. These risks could cause our actual results for fiscal 2026 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company's consolidated financial condition and results of operations as well as its stock price performance.

Timberland Fiscal Q1 2026 Earnings
January 26, 2026

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	Dec. 31,	Sept. 30,	Dec. 31,
	2025	2025	2024
Interest and dividend income
Loans receivable and loans held for sale	$22,673	$22,186	$21,032
Investment securities	1,862	1,992	2,138
Dividends from mutual funds, FHLB stock and other investments	82	83	86
Interest bearing deposits in banks and CDs	2,578	2,350	2,001
Total interest and dividend income	27,195	26,611	25,257

Interest expense
Deposits	8,043	8,013	8,084
FHLB Borrowings	203	203	203
Total interest expense	8,246	8,216	8,287
Net interest income	18,949	18,395	16,970
Provision for credit losses – loans	16	213	52
Recapture of credit losses – investment securities	(2)	(10)	(5)
Prov. for (recapture of) credit losses – unfunded commitments	(49)	18	(20)
Net int. income after provision for (recapture of) credit losses	18,984	18,174	16,943

Non-interest income
Service charges on deposits	989	991	999
ATM and debit card interchange transaction fees	1,194	1,269	1,267
Gain on sales of loans, net	78	208	43
Bank owned life insurance (“BOLI”) net earnings	158	1,200	167
Other	345	425	221
Total non-interest income, net	2,764	4,093	2,697

Non-interest expense
Salaries and employee benefits	6,453	6,029	6,092
Premises and equipment	1,074	1,114	950
Advertising	192	208	181
OREO and other repossessed assets, net	5	3	--
ATM and debit card interchange transaction fees	582	578	521
Postage and courier	143	143	121
State and local taxes	457	432	346
Professional fees	316	558	346
FDIC insurance	221	211	210
Loan administration and foreclosure	80	151	128
Technology and communications	1,055	1,116	1,140
Deposit operations	347	350	332
Amortization of core deposit intangible (“CDI”)	34	45	45
Other, net	472	1,021	655
Total non-interest expense, net	11,431	11,959	11,067

Income before income taxes	10,317	10,308	8,573
Provision for income taxes	2,101	1,861	1,713
Net income	$8,216	$8,447	$6,860

Net income per common share:
Basic	$1.04	$1.07	$0.86
Diluted	1.04	1.07	0.86

Weighted average common shares outstanding:
Basic	7,885,656	7,880,299	7,958,275
Diluted	7,923,037	7,920,617	7,999,504

Timberland Fiscal Q1 2026 Earnings
January 26, 2026

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts) (unaudited)	Dec. 31, 2025	Sept. 30, 2025	Dec. 31, 2024
Assets
Cash and due from financial institutions	$23,176	$23,649	$24,538
Interest-bearing deposits in banks	223,688	219,779	139,533
Total cash and cash equivalents	246,864	243,428	164,071

Certificates of deposit (“CDs”) held for investment, at cost	6,470	7,217	7,470
Investment securities:
Held to maturity, at amortized cost (net of ACL – investment securities)	133,259	136,861	156,105
Available for sale, at fair value	75,243	78,240	77,080
Investments in equity securities, at fair value	867	864	840
FHLB stock, at cost	2,045	2,045	2,037
Other investments, at cost	3,000	3,000	3,000
Loans held for sale	3,736	1,127	411

Loans receivable	1,476,957	1,481,681	1,429,107
Less: ACL – loans	(18,125)	(18,091)	(17,288)
Net loans receivable	1,458,832	1,463,590	1,411,819

Premises and equipment, net	21,826	21,684	21,617
OREO and other repossessed assets, net	221	221	221
BOLI	21,988	21,830	23,777
Accrued interest receivable	7,435	7,393	7,095
Goodwill	15,131	15,131	15,131
CDI	237	271	406
Loan servicing rights, net	678	815	1,195
Operating lease right-of-use assets	2,856	2,949	1,400
Other assets	5,439	6,113	15,805
Total assets	$2,006,127	$2,012,779	$1,909,480

Liabilities and shareholders’ equity
Deposits: Non-interest-bearing demand	$404,300	$430,685	$402,911
Deposits: Interest-bearing	1,300,182	1,285,950	1,227,505
Total deposits	1,704,482	1,716,635	1,630,416

Operating lease liabilities	3,015	3,077	1,501
FHLB borrowings	20,000	20,000	20,000
Other liabilities and accrued expenses	10,221	10,453	8,364
Total liabilities	1,737,718	1,750,165	1,660,281

Shareholders’ equity
Common stock, $.01 par value; 50,000,000 shares authorized; 7,879,828 shares issued and outstanding – December 31, 2025 7,889,571 shares issued and outstanding – September 30, 2025 7,954,673 shares issued and outstanding – December 31, 2024	26,025	26,305	29,593
Retained earnings	242,617	236,607	220,398
Accumulated other comprehensive loss	(233)	(298)	(792)
Total shareholders’ equity	268,409	262,614	249,199
Total liabilities and shareholders’ equity	$2,006,127	$2,012,779	$1,909,480

Timberland Fiscal Q1 2026 Earnings
January 26, 2026

	Three Months Ended
PERFORMANCE RATIOS:	Dec. 31, 2025	Sept. 30, 2025	Dec. 31, 2024
Return on average assets (a)	1.60%	1.68%	1.41%
Return on average equity (a)	12.33%	12.97%	11.03%
Net interest margin (a)	3.85%	3.82%	3.64%
Efficiency ratio	52.65%	53.18%	56.27%

ASSET QUALITY RATIOS AND DATA: ($ in thousands)
Non-accrual loans	$4,284	$4,407	$2,733
Loans past due 90 days and still accruing	--	--	--
Non-performing investment securities	32	35	45
OREO and other repossessed assets	221	221	221
Total non-performing assets (b)	$4,537	$4,663	$2,999

Non-performing assets to total assets (b)	0.23%	0.23%	0.16%
Net charge-offs (recoveries) during quarter	$(18)	$--	$242
Allowance for credit losses - loans to non-accrual loans	423%	411%	633%
Allowance for credit losses - loans to loans receivable (c)	1.23%	1.22%	1.21%

CAPITAL RATIOS:
Tier 1 leverage capital	12.61%	12.59%	12.32%
Tier 1 risk-based capital	20.01%	19.42%	18.69%
Common equity Tier 1 risk-based capital	20.01%	19.42%	18.69%
Total risk-based capital	21.26%	20.67%	19.95%
Tangible common equity to tangible assets (non-GAAP)	12.71%	12.38%	12.34%

BOOK VALUES:
Book value per common share	$34.06	$33.29	$31.33
Tangible book value per common share (d)	32.11	31.33	29.37
________________________________________________
(a)  Annualized
(b)  Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets.
(c)  Does not include loans held for sale and is before the allowance for credit losses.
(d)  Tangible common equity divided by common shares outstanding (non-GAAP).

Timberland Fiscal Q1 2026 Earnings
January 26, 2026

AVERAGE BALANCES, YIELDS, AND RATES - QUARTERLY
($ in thousands)
(unaudited)

	For the Three Months Ended
	Dec. 31, 2025		Sept. 30, 2025		Dec. 31, 2024
	Amount	Rate	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$1,478,563	6.08%	$1,470,460	5.99%	$1,438,144	5.80%
Investment securities and FHLB stock (1)	218,584	3.53	228,710	3.60	247,236	3.57
Interest-earning deposits in banks and CDs	256,379	3.99	210,864	4.42	166,764	4.76
Total interest-earning assets	1,953,526	5.52	1,910,034	5.53	1,852,144	5.42
Other assets	79,280		79,211		75,534
Total assets	$2,032,806		$1,989,245		$1,927,678

Liabilities and Shareholders’ Equity
NOW checking accounts	$368,557	1.61%	$339,838	1.46%	$328,455	1.38%
Money market accounts	304,183	2.86	298,102	3.04	324,424	3.42
Savings accounts	198,384	0.30	204,671	0.35	205,650	0.28
Certificates of deposit accounts	401,821	3.73	390,478	3.77	331,785	4.09
Brokered CDs	39,282	4.29	43,118	5.47	46,414	4.98
Total interest-bearing deposits	1,312,227	2.43	1,276,207	2.49	1,236,728	2.59
Borrowings	20,000	4.03	20,000	4.03	20,000	4.03
Total interest-bearing liabilities	1,332,227	2.46	1,296,207	2.51	1,256,728	2.62

Non-interest-bearing demand deposits	420,521		423,177		414,149
Other liabilities	15,640		11,542		10,146
Shareholders’ equity	264,418		258,319		246,655
Total liabilities and shareholders’ equity	$2,032,806		$1,989,245		$1,927,678

Interest rate spread		3.06%		3.02%		2.80%
Net interest margin (2)		3.85%		3.82%		3.64%
Average interest-earning assets to
average interest-bearing liabilities	146.64%		147.36%		147.38%
          _____________________________________
(1) Includes other investments
(2) Net interest margin = annualized net interest income /
     average interest-earning assets

Timberland Fiscal Q1 2026 Earnings
January 26, 2026

Non-GAAP Financial Measures
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures.  Timberland believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.

Financial measures that exclude intangible assets are non-GAAP measures.  To provide investors with a broader understanding of capital adequacy, Timberland provides non-GAAP financial measures for tangible common equity, along with the GAAP measure.  Tangible common equity is calculated as shareholders’ equity less goodwill and CDI.  In addition, tangible assets equal total assets less goodwill and CDI.

The following table provides a reconciliation of ending shareholders’ equity (GAAP) to ending tangible shareholders’ equity (non-GAAP) and ending total assets (GAAP) to ending tangible assets (non-GAAP).

($ in thousands)	Dec. 31, 2025	Sept. 30, 2025	Dec. 31, 2024

Shareholders’ equity	$268,409	$262,614	$249,199
Less goodwill and CDI	(15,368)	(15,402)	(15,537)
Tangible common equity	$253,041	$247,212	$233,662

Total assets	$2,006,127	$2,012,779	$1,909,480
Less goodwill and CDI	(15,368)	(15,402)	(15,537)
Tangible assets	$1,990,759	$1,997,377	$1,893,943